Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-139042 (the “Registration Statement”) of Shopoff Properties Trust, Inc. and subsidiaries (the “Trust”) on Form S-11 of our report, dated March 21, 2008, relating to the Trust’s consolidated financial statements as of December 31, 2007 and 2006, and for the year ended December 31, 2007, the period from November 16, 2006 (Inception) through December 31, 2006 and the period from November 16, 2006 (Inception) through December 31, 2007.
We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
January 20, 2009